VARLEN CORPORATION AND SUBSIDIARIES
    Computation of Per Share Earnings
    (Thousands, Except Per Share Amounts)



    Primary Earnings Per Share:


    Net earnings                                                    $

    Computation of the Weighted Average Number of
       Shares Outstanding as Used in the Primary
       Earnings Per Share Computation:

       Weighted average number of shares outstanding

       Shares assumed issued under the treasury stock method

       Weighted average number of shares outstanding, as adjusted


    Primary Earnings Per Share:                                     $

    Fully Diluted Earnings Per Share:

    Reconciliation of net earnings per the financial statements to the amount used for the fully diluted computation:

       Net earnings                                                 $

       Add interest on 6.5% convertible subordinated debentures, net of income tax effects

       Net earnings, as adjusted                                    $

    Computation of the Weighted Average Number of
       Shares Outstanding as Used in the Fully
       Diluted Earnings Per Share Computation:

       Weighted average number of shares outstanding

       Shares assumed issued under the treasury stock method

       Shares issuable from assumed exercise of 6.5% convertible subordinated debentures

       Weighted average number of shares outstanding, as adjusted


    Fully Diluted Earnings Per Share:                               $













              Exhibit 11



    For The Quarter Ende

     4/30/94   5/1/93


       3,630 $   3,541





       4,866     4,776


         167        99

       5,033     4,875


        0.72 $    0.73






       3,630 $   3,541


         667       ---

       4,297 $   3,541





       4,866     4,776


         167        99


       2,524       ---

       7,557     4,875


        0.57 $    0.73